EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated September 22, 2015, is entered into by and between Acacia Research Group LLC, a Texas limited liability company (the “Company”), and Matthew Vella (“Executive”), on the following terms and conditions.
BACKGROUND
The Company and Executive desire to enter into this Agreement, subject to the terms and conditions as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.“Board” shall mean the Board of Directors of Acacia Research Corporation (“ARC”), a Delaware corporation.

2.“Cause” shall mean any of the following: (i) any act of fraud by Executive in connection with Executive’s responsibilities to the Company or any of its affiliates that is materially injurious to the Company or any of its affiliates; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive that constitutes gross misconduct and is materially injurious to the Company or any of its affiliates; or (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement or the policies of the Company or any of its affiliates, which breach in the case of (iii) or (iv) is not cured within thirty (30) days after written notice thereof is received by Executive. Executive shall be afforded an opportunity to explain and defend such actions before the Board.

3.“Code” means the Internal Revenue Code of 1986, as amended.

4.“Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, as determined by a competent physician selected by the Board and reasonably agreed to by Executive following such six-month period.

5.“Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:
(a)a material reduction in Executive’s authority, duties or responsibilities;
(b)a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;
(c)a material diminution in Executive’s Base Salary (as defined herein); or
(d)a material change in the geographic location at which Executive must perform Executive’s duties, except for reasonably required travel by the Company.
Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days following the occurrence of such event. The Company shall have a period of thirty (30) days to cure such event or condition (if applicable) after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for Good Reason following such cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

6. “Involuntary Termination” means Executive’s Separation from Service by reason of a (i) termination of Executive’s employment by the Company other than for Cause, death or Disability or (ii) Executive’s resignation for Good Reason.
7.“Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

8.“Specified Executive” means a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i).

2.Position and Responsibilities. Executive shall be employed and serve as Chief Executive Officer and President of Acacia Research Corporation and President of Acacia Research Group LLC. Executive agrees that, at all times during his employment hereunder, Executive shall be subject to and comply with the Company’s personnel rules, policies and procedures including but not limited to the ARC’s and Company’s Insider Trading Policy (attached hereto as Exhibit A), Sexual Harassment Policy (attached hereto as Exhibit B) and Executive Handbook, all as may be modified from time to time. Executive shall devote his full working time and efforts to the Company’s business to the exclusion of all other employment or active participation in other business interests, unless otherwise consented to in writing by the Company. This shall not preclude Executive from (a) devoting time to personal and family endeavors or investments, (b) serving on community and civic boards, (c) participating in industry or trade associations, or (d) serving on a board of a public or private company that does not directly compete with the Company; provided, that (x) such activities do not materially interfere with Executive’s duties to the Company or create a conflict of interest, and (y) the Board of Directors shall approve Executive’s service on any board of directors.

3.Employment. Executive’s employment with the Company may be terminated by the Company or Executive upon thirty (30) days’ written notice to the other party for any reason. This arrangement cannot be changed during Executive’s employment, unless agreed to in writing by the Compensation Committee of the Board (the “Compensation Committee”).

4.Compensation. For all services rendered by Executive pursuant to this Agreement, the Company shall pay Executive, subject to his adherence to all of the terms of this Agreement, and Executive shall accept as full compensation hereunder, the following:

1.Salary. The Company shall pay Executive an annual salary (the “Base Salary”) of five hundred and sixty two thousand, eight hundred and twenty six Dollars ($562,826). The Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable bi-weekly, in accordance with the normal payroll procedures of the Company. The Base Salary shall be subject to an annual review by the Compensation Committee. In the event of an adjustment to the Base Salary, the term “Base Salary” shall refer to the adjusted amount.

2.Discretionary Bonus. Executive shall be eligible for discretionary quarterly bonuses. Such bonuses may be paid in cash, equity awards under the Company’s or its affiliate’s equity compensation plans, or a combination of cash and equity awards, and shall be based upon the Compensation Committee’s evaluation of Executive’s personal performance, overall company performance, and any other factors that the Compensation Committee elects to consider. This bonus is solely within the discretion of the Compensation Committee, which may elect to pay Executive no bonus in any given quarter or quarters. In order to be eligible for the discretionary bonus, Executive must be continuously employed during the quarter in which the bonus is earned and in good standing with the Company. Such discretionary quarterly bonus shall be evaluated and paid (if applicable) in the fiscal quarter immediately following the recently completed fiscal quarter to which such bonus relates. Notwithstanding the foregoing, with respect to the October through December fiscal quarter, any discretionary quarterly bonus shall be paid no later than March 15th of the following year. The discretionary quarterly bonus shall be subject to all appropriate federal and state withholding taxes.

3.Benefits and Perquisites. The Company shall make benefits available to Executive, including, but not limited to, vacation and holidays, sick leave, health insurance, and the like, to the extent and on the terms made available to other similarly situated employees of the Company. This provision does not alter the Company’s right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits. All such benefits shall cease upon the termination of Executive’s employment under this Agreement.
4.Expenses; Travel. The Company shall reimburse Executive for all reasonable out-of-pocket business and travel expenses incurred in connection with the performance of Executive’s duties or professional activities on behalf of the Company in accordance with the Company’s reimbursement policies.

5.Termination of Employment and Severance. Executive shall be entitled to receive benefits upon termination of Executive’s employment by the Company other than for Cause as set forth in this Section 5.

1.Involuntary Termination. In the event of Executive’s Involuntary Termination, Executive shall be entitled to receive the benefits provided in this Section 5.1, subject to Executive’s compliance with Section 5.4:
(a)The Company shall pay to Executive any fully earned but unpaid Base Salary, earned and accrued but unpaid bonus amounts for any calendar year or calendar quarter prior to the calendar year or calendar quarter in which Executive’s termination of employment occurs, unused and accrued vacation and unreimbursed business expenses through the date of termination at the rate then in effect, plus all other earned or accrued amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination (the “Accrued Obligations”) as soon as practicable following the date of Executive’s Involuntary Termination.

(b)Executive shall be entitled to receive a cash severance payment in an amount equal to eighteen (18) months of Executive’s Base Salary, payable in a single lump sum cash payment on the earlier of March 15 of the year following the year in which Executive is terminated or the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service; provided, however, that if Executive is a Specified Executive on the date of Executive’s Separation from Service, such payment shall be made in accordance with Section 10.2 hereof.

(c)Executive shall be entitled to receive a cash payment equal to the annual and unpaid bonus for the year in which Executive’s Separation from Service occurs (as determined by the Company in its discretion based on estimated performance for such year as of the date of Executive’s Separation from Service), prorated for the number of calendar days worked in such calendar year, which shall be paid in a single lump sum on the earlier of March 15 of the year following the year in which Executive is terminated or the first business day of the calendar month occurring after the sixtieth (60th) day following the date of Executive’s Separation from Service.

(d)Executive shall be entitled to receive continuation of group health insurance benefits for a period of eighteen (18) months, with the Company to continue to pay the same portion of the monthly premium for Executive and Executive’s eligible dependents as the Company paid immediately prior to Executive’s Involuntary Termination, provided, that Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination.

2.Termination of Employment due to Executive’s Death or Disability. If Executive’s employment is terminated by the Company due to Executive’s death or Disability, the Company shall pay to Executive (or Executive’s estate or legal representative, if applicable) the Accrued Obligations as soon as practicable following the date of Executive’s termination of employment.

3.Other Terminations. If Executive’s employment is terminated at any time by the Company other than without Cause or due to Executive’s death or Disability (including a non-renewal of this Agreement) or by Executive without Good Reason, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations and any continuation of benefits required by COBRA or applicable law (for which Executive shall be solely responsible).
4.Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 5.1 hereof, Executive shall execute and deliver within fifty (50) days following the date of Executive’s Involuntary Termination, and not revoke within any revocation period required by law, a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit C, although the Company reserves the right to update the release in Exhibit C to reflect changes in the law. If the terms of the release are such that the permissible period for executing the release spans two tax years, then any payments to be made pursuant to this Agreement shall commence in the second of the two tax years.

5. Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing at the termination of Executive’s employment shall cease upon such termination.

6.No Mitigation. Except as otherwise set forth herein, Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits.

7.Payments in Lieu of COBRA Continuation. Notwithstanding Section 5.1(d), with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide such coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium (which amount shall be based on the premiums for the first month of COBRA coverage).

6.Confidentiality.

1.Confidential Information. The Company and Executive recognize that Executive will acquire certain confidential and proprietary information relating to the Company’s business and the business of the Company’s affiliates. Such confidential and proprietary information is information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Confidential Information”). Confidential Information may include, without limitation, the following: business plans, projections, planning and strategies, marketing plans, materials, pricing, programs and related data, product information, services, budgets, acquisition plans, the names or addresses of any employees, independent contractors or customers, licensing strategy, statistical data, financial information or arrangements, manuals, forms, techniques, know-how, trade secrets, software, any method or procedure of the Company’s business, whether developed by the Company or developed, or contributed to, by Executive during the course of Executive’s employment, or made available to Executive by the Company or any of the Company’s affiliates in the course of Executive’s employment, or any market development, research or expansion projects, business systems and procedures and other confidential business and proprietary information. Confidential Information may be contained in written materials, verbal communications, the unwritten knowledge of employees, or any other tangible medium, such as tape, computer, or other means of electronic storage of information.

2.Obligation of Confidentiality. Executive acknowledges and agrees that (a) all of the Confidential Information constitutes special, unique and valuable assets of the Company and trade secrets, the disclosure of which would cause irreparable harm and substantial loss to the Company and its affiliates. In view of the foregoing, Executive agrees that at no time will Executive, directly or indirectly, and whether during or after his or her employment with the Company, use, reveal, disclose or make known any Confidential Information without specific written authorization from or written direction by the Company. Executive further agrees that, immediately upon termination or expiration of his or her employment for any reason whatsoever, or at any time upon request by the Company, Executive will return to the Company all Confidential Information.
7.Intellectual Property. Executive agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to the Company’s patent portfolios or any other intellectual property owned by the Company or its affiliates, whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by Executive, whether solely or jointly with others, in connection with Executive’s employment with the Company (collectively, the “Intellectual Property”) shall be and remain the exclusive property of the Company, and, to the extent applicable, a “work made for hire,” and the Company shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By Executive’s execution of this Agreement, Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property. Executive further agrees to take all such steps and all further action as the Company may reasonably request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. Executive further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by Executive and, upon termination, or expiration of his or her employment with the Company, to turn over to the Company all such Material. Any intellectual property which was developed by Executive prior to the date of this Agreement, or which is developed by Executive during or after the termination of this Agreement and is not in any way related to any of the Company’s or any of its affiliates’ intellectual property, shall be owned by Executive.

8.Covenants.

1.Exclusive Service; Non-Solicitation. During the term of Executive’s employment, Executive agrees not to perform services for any other entity, group or individual if such service would be in conflict with or interfere in any way with the Company’s business interests (as reasonably determined by the Company). In the event of the termination of Executive’s employment for any reason, Executive, for a period of one year shall not: (a) solicit for employment and then employ any employee of the Company or any of its affiliates or any person who is an independent contractor involved with the Company or any of its affiliates; (b) make any disparaging statement concerning the Company or any of its affiliates, or Executive’s employment; or (c) induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates. The term “Customer” shall mean any individual or business firm that was or is a customer or client of, or one that was or is a party in a investor agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by Executive’s efforts.

2.Return of the Company’s Property. Upon the termination of Executive’s employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in Section 5.1 of this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company.

3.Cooperation. During the term of this Agreement and thereafter, Executive agrees to cooperate with the Company and its affiliates, agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its affiliates, agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and being available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing Executive’s obligations hereunder.

9.Section 409A of the Code.

1.Compliance with Section 409A. To the maximum extent permissible by applicable law, the payments and benefits payable under this Agreement shall be interpreted to be exempt from Section 409A of the Code, including, without limitation, the exemptions pursuant to Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, while preserving the economic agreement of the parties. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code, if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect. Executive’s right to receive installment payments of any severance payments or benefits under this Agreement shall be treated as a right to receive a series of separate payments, and accordingly, each installment payment shall at all times be considered a separate and distinct payment. To the extent any reimbursement of expenses under this Agreement is subject to Section 409A of the Code, the reimbursements shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.

2. Delayed Distribution under Section 409A. If Executive is a Specified Executive on the date of Executive’s Separation from Service, any payments made under Section 5.1 and any other payments or benefits (or portion thereof) under this Agreement that are subject to Section 409A of the Code and payable upon Executive’s Separation from Service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 9.2 shall be paid in a single lump sum payment to Executive (or Executive’s estate, in the event of Executive’s death). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

10.General Provisions.

1.Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
2.Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief without the need for an undertaking in order to enforce or prevent any violations of the provisions of this Agreement.

3.Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect. Moreover, any provision so affected shall be limited only to the extent necessary to bring the Agreement within the applicable requirements of law.

4.Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought and any and all legal proceedings to enforce this Agreement whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Orange County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient.
5.Arbitration of Disputes.

(a)Agreement to Arbitrate.  The parties hereby agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator.  This agreement to arbitrate includes any claims that the Company may have against Executive, or that Executive may have against the Company and any of its affiliates or its or their officers, directors, employees, agents and representatives.

(b)Covered Claims.  The claims covered by this agreement to arbitrate include, but are not limited to, claims for:  wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to Executive by the Company or to the Company by Executive; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, color, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any local, state, or federal constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967, Americans With Disabilities Act, Fair Labor

Standards Act, Executive Retirement Income Security Act, Immigration Reform and Control Act, Consolidated Omnibus Budget Reconciliation Act, Family and Medical Leave Act, California Fair Employment and Housing Act, California Family Rights Act, California Labor Code, California Civil Code, and the California Wage Orders.  This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.

(c)Arbitration Process.  The Parties further agree that any arbitration shall be conducted before one neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect.  Executive may obtain a copy of the AAA Rules by accessing the AAA website at www.adr.org., or by requesting a copy from the President of the Board.  By signing this Agreement, Executive acknowledges that he or she has had an opportunity to review the AAA Rules before signing this Agreement.  The arbitration shall take place in Orange County, California.  The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.  The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court.  Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a court of competent jurisdiction.  The arbitrator shall have the authority to provide for the award of attorney's fees and costs if such award is separately authorized by applicable law.  Executive shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in a court.  The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise.  The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

(d)Federal Arbitration Act.  This agreement to arbitrate shall be enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1, et. seq.

6.Entire Agreement, Amendment and Waiver. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between the Company and Executive, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Waiver of any provision of this Agreement, or any breach thereof, shall not be deemed to be a waiver of any other provision or any subsequent alleged breach of this Agreement.

7.Survival and Counterparts. The provisions of Sections 1 (Definitions), 5 (Termination and Severance), 6 (Confidentiality), 7 (Intellectual Property), 8 (Covenants) and 10 (General Provisions) of this Agreement shall survive the termination of this Agreement. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
ACACIA RESEARCH GROUP LLC

/s/ Clayton J. Haynes
Clayton J. Haynes Chief Financial Officer and Treasurer
EXECUTIVE

/s/ Matthew Vella
Matthew Vella Chief Executive Officer

EXHIBIT A
INSIDER TRADING POLICY

EXHIBIT B
SEXUAL HARASSMENT POLICY

EXHIBIT C
GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (“Release”) is entered into as of this _____ day of ________, ____, between __________ (“Executive”), and Acacia Research Group LLC, a Delaware limited liability company (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of September __, 2015 (the “Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and that Executive acknowledges that Executive would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    General Release of Claims by Executive.
1.1    Release and Discharge of Claims. In consideration for the promises and covenants contained herein, Executive irrevocably and unconditionally releases and discharges the Company and all affiliated and related entities, and their respective agents, officers, directors, stockholders, members, employees, attorneys, insurers, subsidiaries, predecessors, successors and assigns (“Company Releasees”), from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or relating to any omissions, acts or facts that have occurred up until and including the date of this Release, including but not limited to those arising from or related or attributable to Executive’s employment with the Company and his or her separation from such employment (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and Executive; tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement; claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of: the California Fair Employment and Housing Act (California Government Code section 12900, et seq.); the Unruh Civil Rights Act (California Civil Code section 51); the California Family Rights Act (California Government Code sections 12945.2 and 19702.3); the California Labor Code; the Equal Pay Act of 1963, as amended (29 U.S.C. section 206(d) et. seq.); Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. section 2000e et seq.); the Executive Retirement Income Security Act of 1974, as amended (29 U.S.C. section 1001 et seq.); the Family Medical Leave Act (29 U.S.C. section 2601 et seq.); the Fair Labor Standards Act of 1938, as amended (29 U.S.C. section 201, et seq.); the United States and California Constitutions; the Americans With Disabilities Act, as amended (42 U.S.C. section 12101, et seq.); 42 U.S.C. sections 1981 and 1983; State wage and hour laws; or any other State, Federal or local statutes or laws. Executive further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act, as amended (29 U.S.C. section 621, et seq.) (the “ADEA”) and the Older Workers Benefit Protection Act (29 U.S.C. §626(f)), as amended (the “OWBPA”). The provisions of this Section do not release claims that cannot be released as a matter of law. The provisions of this Section also do not preclude (1) filing suit to challenge the Company's compliance with the waiver requirements of the ADEA, as amended by the OWBPA, or (2) filing a charge with the Equal Employment Opportunity Commission. However, Executive acknowledges that he or she is not entitled to any monetary damages resulting from any such actions.

1.2    General Release. Executive understands that this Release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, arising from or attributable to the above-referenced matters and disputes. Executive acknowledges that any and all rights granted him or her under section 1542 of the California Civil Code, or any other analogous Federal or State law or regulation, are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive further acknowledges that he or she is aware that after executing this Release, Executive or Executive’s agents may discover claims or facts in addition to or different from those that he or she now knows of with respect to the subject matter of this Release, but it is Executive’s intention to release all such claims.
1.3    Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have 21 days’ time in which to consider it. Executive further acknowledges that the Company has advised Executive that Executive is waiving his or her rights under the ADEA, and that Executive may obtain advice concerning this Release from an attorney of his or her choice, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before 21 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
1.4    Executive understands that after executing this Release, Executive has the right to revoke it within seven days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven-day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven-day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.
1.5    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth day after my execution of it, so long as Executive has not revoked it within the time period and in the manner specified herein. Executive further understands that Executive will not be given any severance benefits under the Agreement until the effective date of this Release.
2.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
3.    Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
4.    Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
5.    Governing Law. This Release will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.
6.    Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.    Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.
8.    Entire Agreement. This Release and the Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.
9.    Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.
10.    Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Acacia Research Group LLC
By:
Name:
Its:
EXECUTIVE